Exhibit 5.32

CONSENT OF V. CARDIN-TREMBLAY

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

/s/ Vincent Cardin-Tremblay
By:	Vincent Cardin-Tremblay, P. Geo
Chief Geologist at Rosebel Gold Mines
IAMGOLD Corporation

Dated: March 28, 2018